Company Contacts:

Victoria M. Holt	Randy C. Martin

President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

(314) 721-4242	(314) 721-4242

For Immediate Release Thursday, December 13, 2012

SPARTECH ANNOUNCES FOURTH QUARTER RESULTS
_________________________________

St. Louis, Missouri, December 13, 2012 - Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging solutions, announced today operating results for the fourth quarter of 2012.

Fourth Quarter 2012 Results

•	Net sales of $286.8 million decreased 2% from the same period in 2011, as a volume increase of 4% was more than offset by lower raw material costs.

•
The reported operating earnings increased to $2.5 million from a loss of $34.9 million in the prior year period which included asset impairments of $40.5 million in 2011. Operating earnings excluding special items increased to $9.8 million from $6.2 million in the prior year fourth quarter due to higher volumes, greater operating efficiencies, and continued benefits from our turnarounds initiatives.

•
The reported diluted loss per share from continuing operations was $0.02 compared to a loss of $0.89 per diluted share in the prior year fourth quarter. Diluted earnings per share from continuing operations excluding special items was $0.14 compared to $0.05 in the prior year period.

•	Cash flows from operations for the fourth quarter of 2012 reached $15.2 million, which was used to pay down $8.3 million of debt, leaving $134.9 million of total debt at year end.

Fiscal Year 2012 Overview

•
Net sales increased by 4% from the prior year to $1,149.4 million, reflecting a 1% increase in volume, a 1% increase in price/mix, and a 2% increase from the impact of an extra week in fiscal 2012 versus fiscal 2011 (53 weeks vs. 52 weeks).

•
The reported operating earnings were $15.6 million in 2012 compared to a $21.3 million operating loss in 2011. Operating earnings excluding special items increased to $24.4 million in 2012 from $21.1 million in the prior year. Diluted earnings per share from continuing operations excluding special items were $0.28 in 2012 compared to $0.20 in the prior year.

•
Net cash provided by operating activities was $44.3 million in 2012 that provided for the pay down of $22.5 million of debt while funding $20.0 million of capital expenditures to support future operating improvements and capacity for growth.

•
We continue to make progress on the operational turnaround initiatives, and the previously announced plant consolidation efforts. We remain focused on completing the PolyOne Corporation transaction, which was granted early termination of the required waiting period under Hart-Scott-Rodino Antitrust Improvements Act on November 21, 2012.

Note: Please see the reconciliation tables and the narrative that follows for adjustments to certain GAAP measures and discussion of items affecting results. Special items include foreign exchange (gains)/losses, goodwill impairments, restructuring and exit costs, and merger and transaction costs.

Spartech's President and Chief Executive Officer, Vicki Holt stated, "In our fourth quarter, we realized a 58% improvement in operating earnings excluding special items. We continue to be confident in our initiatives to enhance margins, accelerate growth, and manage our cost structure. The Custom Sheet and Rollstock segment continues to achieve operational improvements and we are delivering measurable earnings improvements in this segment. We are near completion on the consolidation of our Custom Sheet and Rollstock facilities in Canada and are on track to complete the expansion of our Muncie, Indiana packaging facility by calendar year end. We have also announced a consolidation of our Stratford, Ontario Color and Specialty Compounds operation that we expect to be completed by April 2013."

Holt added, “We have received the clearance of our Hart Scott Rodino regulatory filing and are on track to complete the pending merger with PolyOne. We are excited at the prospect to join forces with PolyOne as we believe this transaction represents the best path forward for our stockholders, customers and employees. We believe that our complementary growth strategies, and combined resources will accelerate our shift to specialty applications and create a more competitive cost structure, enhanced customer relationships, improved market access and increasingly innovative technologies. We are pleased to be moving forward with a transaction that provides Spartech's stockholders with immediate value through a combination of a meaningful upfront premium over our pre-announcement share price, participation in the future of our combined businesses, and in the synergies inherent in this transaction."

Consolidated Results
Net sales were $286.8 million in the three-month period ended November 3, 2012 representing a 2% decrease over the same period in the prior year. These results represent a 6% decrease from price/mix partially offset by a 4% increase in volume. The price/mix decrease was primarily related to decreases in selling prices to pass through lower raw material costs. The increase in volume was due to an increase in sales of sheet for material handling and custom thermoforming applications along with increased sales volume of compounds and sheet to the automotive and distribution end markets.

Gross margin per pound sold increased from 11.1 cents for the three months ended October 29, 2011 to 13.9 cents for the three months ended November 3, 2012 due to operational improvements and efficiencies from the turnaround effort in the Custom Sheet and Rollstock segment along with a shift to higher margin business. Focus on increased production yield and the use of recycled materials was instrumental to generating the operating improvements achieved.

Selling, general and administrative expenses were $22.6 million in the fourth quarter of 2012 compared to $18.6 million in the same period of the prior year. The increase reflects higher labor costs related to the increase in variable pay expenses for the improved performance along with lower expense in the fourth quarter of 2011 due to the benefit of a $1.0 million favorable bad debt adjustment.

Operating earnings excluding special items increased to $9.8 million for the fourth quarter of 2012 from $6.2 million in the prior year fourth quarter representing the impacts of the Company's turnaround efforts, shift to higher margin business and production efficiencies.

Interest expense, net of interest income, was $2.7 million in the fourth quarter of 2012 compared to $2.9 million in the fourth quarter of 2011.

Income tax expense was $0.3 million in the fourth quarter of 2012 compared to a $10.4 million benefit in the fourth quarter of 2011. The effective tax rate for the fourth quarter of 2012 reflects a minimum tax in a foreign jurisdiction. The effective tax rate for the fourth quarter of 2011 reflects the non-deductibility of a portion of the goodwill impairment charges reflected in the period.

Net loss from continuing operations was $0.6 million in the fourth quarter of 2012 compared to a $27.4 million net loss in 2011. Net loss from continuing operations per diluted share was $0.02 in 2012 compared to a loss of $0.89 in 2011. Excluding special items, net earnings from continuing operations was $4.2 million or $0.14 per diluted share for the fourth quarter of 2012, compared to net earnings of $1.4 million or $0.05 per diluted share in the same period of the prior year.

Cash flows from operations were $15.2 million for the fourth quarter of 2012 which included a $2.2 million increase in working capital. In 2012 the Company utilized cash flows from operations to pay down $22.5 million of debt and fund $20.0 million of capital investments resulting in total debt of $134.9 million at the end of the year.

Segment Results
The results of our three operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Custom Sheet & Rollstock - Net sales were $153.2 million for the three months ended November 3, 2012, a 2% increase over the same period of the prior year which consisted of a 6% decrease from price/mix offset by a 8% increase in volume. The price/mix decrease was mostly caused by decreases in selling prices from the pass through of lower raw materials costs. The increase in underlying volume is attributable to increases in material handling applications, commercial construction and custom thermoforming end markets. Operating earnings excluding special items were $10.8 million for the three months ended November 3, 2012 compared to $5.5 million for the three months ended October 29, 2011. The increase in operating earnings excluding special items can be attributed to higher volume and operating improvements such as increased production yield and regrind material usage, which were slightly offset by increased costs related to labor and variable pay for the improved performance.

Packaging Technologies - Net sales were $61.2 million for the three months ended November 3, 2012, a 6% decrease from the prior year period which consisted primarily of lower volume in graphic arts sales related to certain programs not continuing in 2012. Operating earnings excluding special items were $5.1 million for the three months ended November 3, 2012 compared to $5.7 million for the three months ended October 29, 2011. The decrease in operating earnings can be attributable to the lower sales volume. This segment continued to make progress in commercializing new customer programs during the quarter.

Color & Specialty Compounds - Net sales were $72.4 million for the three months ended November 3, 2012, a 7% decrease from the prior year period. These results represented an 11% decrease from price/mix partially offset by a 4% increase in volume. The price/mix decrease was mostly attributable to lower selling prices from the pass through of lower raw materials costs. The increase in underlying volume was due to increase in sales to the agricultural, distribution, and the automotive sectors. Operating earnings excluding special items were $2.9 million for the three months ended November 3, 2012 compared to operating earnings of $2.1 million in the same period of the prior year. The increase in operating earnings reflects the increase in sales volume and benefits from improvements on our key operating priorities.

Outlook
The Company gained momentum on its key priorities and turnaround efforts in 2012 which provided for the improved results and established a stronger foundation for future earnings growth. We expect to continue to build on this foundation and execute on our growth strategy which focuses on shifting our product mix towards more specialized and higher margin products. We expect continued improvements from our turnaround efforts in our Color and Specialty Compounds and Custom Sheet and Rollstock segments. The Packaging Technologies segment is positioned to capitalize on its expanded customer base in 2013. While recent customer order patterns have remained stable and resin costs have experienced downward pressure, slow and uncertain demand in the markets we serve and dynamic raw material costs may impact our financial results in future periods. We expect low to moderate sales volume growth in 2013 as well as higher selling prices and a continued shift in mix to higher margin business which should result in solid improvement in our results for the full year 2013 compared to 2012.  We remain committed to providing value to our stockholders through the completion of our turnaround strategy, the shift of mix to more specialty products, and focus on sustainable growth.

Special Items and Discontinued Operations
In October of 2012, Spartech announced that it had entered into a definitive merger agreement under which PolyOne Corporation will acquire all the outstanding shares of Spartech. In order to enter into the agreement and effect the merger, Spartech has incurred various costs triggered by and directly related to the merger transaction. In the fourth quarter of 2012, Spartech recognized $6.9 million of merger and transaction costs, including stock compensation expense from the acceleration of vesting of all outstanding equity security awards, legal and financial advisor fees, and other costs directly related to the proposed merger transaction.

Restructuring and exit costs were $1.6 million in the fourth quarter of 2012 compared to $0.6 million in the same period of the prior year. For both periods, restructuring and exit costs were comprised of employee severance, facility consolidation and shutdown costs and fixed asset valuation adjustments. These costs resulted from the Company's improvement initiatives, which include an objective of reducing the Company's fixed portion of its cost structure. The Company currently has two projects that are ongoing: the final stages of consolidation of its Cornwall, Ontario Custom Sheet and Rollstock facility and the initiation of consolidating its Stratford, Ontario Color and Specialty Compounds operation.

During the fourth quarter of 2011, the Company completed its annual goodwill impairment test and recorded $40.5 million of non-cash goodwill impairments. We concluded that the carrying amount of goodwill was impaired due to differences between the Company's fair value and book value of our Custom Sheet and Rollstock segment.

**********

Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Friday, December 14, 2012, to discuss Spartech's fourth quarter 2012 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a webcast by logging onto www.spartech.com, or via phone by dialing 877-724-7545 and providing the Conference ID #: 40099677. International callers may dial 832-900-4628.

Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers.  The Company's three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

Cautionary Statements Concerning Forward-Looking Statements

Statements in this press release that are not purely historical, including statements that express the Company's belief, anticipation or expectation about future events, are forward-looking statements. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations and include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ from our forward-looking statements are as follows:

(a) The announced pending merger with PolyOne could cause disruptions in the business
(b) Uncertainty of the merger may cause customers, suppliers, employees, or strategic partners to delay or make different decisions about their relationship with the Company
(c) Required approvals and lawsuits challenging the merger could delay or prevent the closing of the merger
(d) Problems may arise in the integration of the businesses of PolyOne and the Company or the transaction may result in unexpected costs to merge the two companies

(e)	Adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce

(f)	Our ability to compete effectively on product performance, quality, price, availability, product development, and customer service

(g)	Adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical

(h)
Volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future impacts of natural disasters

(i)	Our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs

(j)	Our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives

(k)	Our inability to collect all or a portion of our receivables with large customers or a number of customers

(l)	Loss of business with a limited number of customers that represent a significant percentage of our revenues

(m)	Restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments and inability to access capital markets

(n)	Possible asset impairments

(o)
Our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with production plant consolidations and line moves

(p)	Adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations

(q)	Our inability to develop and launch new products successfully or without extensive additional costs

(r)	Possible weaknesses in internal controls

We assume no responsibility to update our forward-looking statements.

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Operations

	Three Months Ended		Year Ended
	November 3,	October 29,	November 3,	October 29,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Net sales	$286,803	$293,239	$1,149,355	$1,102,290
Costs and expenses
Cost of sales	254,067	268,026	1,037,991	1,004,928
Selling, general and administrative expenses	22,558	18,613	85,228	74,540
Foreign exchange (gains)/losses	(1,219)	(21)	(588)	(220)
Amortization of intangibles	422	422	1,689	1,689
Goodwill impairments	—	40,455	—	40,455
Merger and transaction costs	6,901	—	6,901	—
Restructuring and exit costs	1,624	634	2,521	2,184
Total costs and expenses	284,353	328,129	1,133,742	1,123,576
Operating earnings (loss)	2,450	(34,890)	15,613	(21,286)
Interest, net of interest income	2,745	2,905	11,875	10,947
(Loss) earnings from continuing operations before income taxes	(295)	(37,795)	3,738	(32,233)
Income tax expense (benefit)	260	(10,415)	1,051	(8,850)
Net (loss) earnings from continuing operations	(555)	(27,380)	2,687	(23,383)
Net (loss) earnings from discontinued operations, net of tax	(109)	(349)	(91)	2,316
Net (loss) earnings	$(664)	$(27,729)	$2,596	$(21,067)
Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.02)	$(0.89)	$0.09	$(0.76)
(Loss) earnings from discontinued operations, net of tax	(0.01)	(0.01)	(0.01)	0.08
Net (loss) earnings per share	$(0.03)	$(0.90)	$0.08	$(0.69)
Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.02)	$(0.89)	$0.09	$(0.76)
(Loss) earnings from discontinued operations, net of tax	(0.01)	(0.01)	(0.01)	0.08
Net (loss) earnings per share	$(0.03)	$(0.90)	$0.08	$(0.69)

Spartech Corporation and Subsidiaries
Consolidated Condensed Balance Sheets

	November 3,	October 29,
(Dollars in thousands, except share data)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,092	$877
Trade receivables, net of allowances of $3,341 and $2,437, respectively	150,566	156,432
Inventories, net of inventory reserves of $9,534 and $9,152, respectively	105,099	91,186
Prepaid expenses and other current assets, net	24,855	26,367
Assets held for sale	2,614	2,744
Total current assets	284,226	277,606
Property, plant, and equipment, net	197,373	208,074
Goodwill	47,466	47,466
Other intangible assets, net	11,182	12,872
Other long-term assets	4,386	3,684
Total assets	$544,633	$549,702
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$22,636	$25,211
Accounts payable	141,937	140,628
Accrued liabilities	39,088	30,919
Total current liabilities	203,661	196,758

Long-term debt, less current maturities	112,288	132,000

Other long-term liabilities:
Deferred taxes	41,960	41,676
Other long-term liabilities	6,739	6,336
Total liabilities	364,648	376,770
Stockholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; outstanding: 30,801,994 and 30,831,919 shares, respectively	24,849	24,849
Contributed capital	203,092	201,945
Retained earnings (accumulated loss)	(8,435)	(11,031)
Treasury stock, at cost, 2,329,852 and 2,299,927 shares, respectively	(44,481)	(49,286)
Accumulated other comprehensive income	4,960	6,455
Total stockholders’ equity	179,985	172,932

Total liabilities and stockholders’ equity	$544,633	$549,702

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

(Dollars in thousands)	2012	2011	2010
Cash flows from operating activities
Net earnings (loss)	$2,596	$(21,067)	$(50,375)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	31,641	32,824	36,632
Merger and transaction costs
Stock-based compensation expense	6,476	2,255	3,107
Goodwill impairment	—	40,455	56,424
Other intangible and fixed asset impairments	—	—	13,674
Restructuring and exit costs	2,068	865	2,849
Loss (gain) on disposition of assets, net	209	232	(1,116)
Provision (benefit) for bad debt expense	1,290	(1,925)	8,111
Deferred taxes	1,349	(5,139)	(22,067)
Change in current assets and liabilities:
Trade Receivables	4,237	(19,424)	(12,175)
Inventories	(14,181)	(11,374)	(16,467)
Prepaid expenses and other current assets	1,396	12,926	2,868
Accounts payable	1,021	13,668	24,283
Accrued liabilities	5,976	(3,091)	(5,837)
Other, net	195	1,093	(581)
Net cash provided by operating activities	44,273	42,298	39,330
Cash flows from investing activities
Capital expenditures	(19,967)	(29,072)	(21,432)
Proceeds from the disposition of assets	154	453	3,560
Net cash used by investing activities	(19,813)	(28,619)	(17,872)
Cash flows from financing activities
Bank credit facility borrowings (payments), net	2,725	(14,199)	45,900
Payments on notes and bank term loan	(24,705)	(378)	(87,582)
Payments on bonds and leases	(488)	(723)	(515)
Debt issuance costs	(1,660)	(1,558)	(1,174)
Stock-based compensation exercised	(107)	(295)	(194)
Net cash used by financing activities	(24,235)	(17,153)	(43,565)
Effect of exchange rates on cash and cash equivalents	(10)	(549)	82
Increase (decrease) in cash and cash equivalents	215	(4,023)	(22,025)
Cash and cash equivalents at beginning of year	877	4,900	26,925
Cash and cash equivalents at end of year	$1,092	$877	$4,900

Non-GAAP Reconciliations

Within this press release we have included operating earnings (loss) (GAAP) to operating earnings (loss) excluding special items (Non-GAAP), net earnings (loss) from continuing operations (GAAP) to net earnings (loss) from continuing operations excluding special items (Non-GAAP) and net earnings (loss) from continuing operations per diluted share (GAAP) to net earnings (loss) from continuing operations per diluted share excluding special items (Non-GAAP). Special items include foreign exchange (gains)/losses, goodwill impairments, restructuring and exit costs, and merger and transaction costs. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below.

We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile (GAAP) to (Non-GAAP) measures:

	Three Months Ended		Year Ended
	November 3,	October 29,	November 3,	October 29,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Operating earnings (loss) (GAAP)	$2,450	$(34,890)	$15,613	$(21,286)
Goodwill impairment	—	40,455	—	40,455
Restructuring and exit costs	1,624	634	2,521	2,184
Merger and transaction costs	6,901	—	6,901	—
Foreign exchange (gains)/losses	(1,219)	(22)	(588)	(220)
Special items subtotal	7,306	41,067	8,834	42,419
Operating earnings excluding special items (Non-GAAP)	$9,756	$6,177	$24,447	$21,133
Net (loss) earnings from continuing operations (GAAP)	$(555)	$(27,380)	$2,687	$(23,383)
Goodwill impairment, net of tax	—	28,435	—	28,435
Restructuring and exit costs, net of tax	1,202	393	1,866	1,354
Merger and transaction costs, net of tax	4,486	—	4,486	—
Foreign exchange (gains)/losses, net of tax	(902)	(15)	(435)	(154)
Special items subtotal	4,786	28,813	5,917	29,635
Net earnings from continuing operations excluding special items (Non-GAAP)	$4,231	$1,433	$8,604	$6,252
Net (loss) earnings from continuing operations per diluted share (GAAP)	$(0.02)	$(0.89)	$0.09	$(0.76)
Goodwill impairment, net of tax	—	0.93	—	0.93
Restructuring and exit costs, net of tax	0.04	0.01	0.06	0.04
Merger and transaction costs, net of tax	0.15	—	0.15	—
Foreign exchange (gains)/losses, net of tax	(0.03)	—	(0.02)	(0.01)
Special items subtotal	0.16	0.94	0.19	0.96
Net earnings from continuing operations per diluted share excluding special items (Non-GAAP)	$0.14	$0.05	$0.28	$0.20

The following table reconciles operating (loss) earnings (GAAP) to operating earnings (loss) excluding special items (Non-GAAP) by segment (in thousands):

	Three Months Ended			Three Months Ended
	November 3, 2012			October 29, 2011
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$10,662	$157	$10,819	$(35,205)	$40,691	$5,486
Packaging Technologies	5,095	—	5,095	5,725	—	5,725
Color & Specialty Compounds	1,470	1,468	2,938	1,737	397	2,134
Corporate	(14,777)	5,681	(9,096)	(7,147)	(21)	(7,168)
Total	$2,450	$7,306	$9,756	$(34,890)	$41,067	$6,177

	Year Ended			Year Ended
	November 3, 2012			October 29, 2011
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$29,342	$1,054	$30,396	$(16,145)	$41,064	$24,919
Packaging Technologies	18,006	—	18,006	23,580	247	23,827
Color & Specialty Compounds	7,544	1,467	9,011	2,000	1,322	3,322
Corporate	(39,279)	6,313	(32,966)	(30,721)	(214)	(30,935)
Total	$15,613	$8,834	$24,447	$(21,286)	$42,419	$21,133